Exhibit 99.1

            McDermott Reports Second Quarter 2006 Results;
 Net Income of $45.4 Million, $0.40 Per Split-Adjusted Diluted Share; Includes $49 Million After-Tax Expense Associated with Debt Retirement

    HOUSTON--(BUSINESS WIRE)--Aug. 7, 2006--

      Substantial Growth in Backlog / First Full Quarter with B&W

    McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $45.4 million, or $0.40 per diluted share, for the 2006 second quarter, compared to net income of $80.9 million, or $0.75 per diluted share, for the corresponding period in 2005. During the second quarter 2006, McDermott recorded a one-time expense of approximately $49 million ($0.43 per share), associated with the early retirement of debt, partially offset by income from discontinued operations of $13.8 million ($0.12 per share). In the second quarter of 2005, McDermott recorded a $50.4 million benefit ($0.47 per share) from an adjustment to the Company's net deferred tax assets. Weighted average common shares outstanding on a fully diluted basis were approximately 114.0 million and 108.2 million for the quarters ended June 30, 2006 and June 30, 2005, respectively, with both periods adjusted for the 3-for-2 stock split which was effected on May 31, 2006.
    McDermott's revenues in the second quarter of 2006 were $1,048.9 million, compared to $509.7 million in the corresponding period in 2005. The increase in revenues is primarily attributable to the reconsolidation of The Babcock & Wilcox Company's ("B&W") financial results beginning in March 2006. Between February 2000 and February 2006, B&W was deconsolidated from McDermott's financial statements as a result of B&W's asbestos-related reorganization which was completed this year. Operating income was $111.1 million in the 2006 second quarter, compared to the 2005 second quarter operating income of $54.1 million. The increase in operating income is primarily attributable to improvement in the Offshore Oil & Gas Construction segment, as well as the reconsolidation of B&W.
    "During the first half of 2006, McDermott has been successful by virtually any measure," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "Earnings have been strong, backlog is at record levels, bids outstanding remain robust and our cash flow has enabled the Company to retire substantially all of its funded debt."
    At June 30, 2006, McDermott's consolidated backlog was $7.8 billion, compared to $2.5 billion and $3.6 billion, at June 30, 2005 and December 31, 2005, respectively.

    RESULTS OF OPERATIONS

    2006 Second Quarter Compared to 2005 Second Quarter

    Offshore Oil & Gas Construction Segment ("J. Ray")

    Revenues in the Offshore Oil & Gas Construction segment were $398.8 million in the 2006 second quarter, compared to $349.7 million for the same period a year ago. The year-over-year increase in revenues resulted primarily from increased activity in the Middle East region and in worldwide marine projects.
    Segment income for the 2006 second quarter was $63.9 million, compared to $30.2 million in the 2005 second quarter. Major items contributing to operating income in the 2006 second quarter were projects in the Middle East and Caspian regions, as well as worldwide marine activity. Also during the second quarter 2006, J. Ray's Dolphin project, which previously was accounted for as a deferred profit recognition contract, exceeded 70 percent complete and J. Ray recognized approximately $21 million of gross profit which had been deferred since contract inception through March 31, 2006.
    At June 30, 2006, J. Ray's backlog was $3.2 billion, compared to backlog of $0.9 billion and $1.8 billion at June 30, 2005 and December 31, 2005, respectively.

    Power Generation Systems Segment ("B&W")

    Revenues in the Power Generation Systems segment for the second quarter 2006 were $488.7 million, primarily reflecting revenues from B&W. During 2005, B&W was deconsolidated and therefore there were no revenues reported for this segment during the second quarter of 2005.
    Segment income for the 2006 second quarter was $25.2 million, compared to $0.3 million in the 2005 second quarter. The increase in segment income was due to the reconsolidation of B&W beginning in the first quarter 2006.
    At June 30, 2006, B&W's backlog was $3.1 billion and was not consolidated during 2005.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment were $163.5 million in the 2006 second quarter, compared to $159.9 million for the same period a year ago. The increase was primarily due to higher volumes in the manufacture of nuclear components for certain U.S. Government programs and from the transition activities at the Los Alamos National Laboratory.
    Segment income for the 2006 second quarter was $30.8 million, compared to $29.7 million in the 2005 second quarter. The increase was primarily due to an increase in the manufacture of fuel for research test reactors and fuel development for commercial reactors.
    At June 30, 2006, BWXT's backlog was $1.5 billion, compared to backlog of $1.6 billion and $1.8 billion at June 30, 2005 and December 31, 2005, respectively.

    Corporate

    Unallocated corporate expenses were $8.8 million in the 2006 second quarter, compared to $6.1 million in the 2005 second quarter. The increase was primarily related to higher stock based compensation expenses resulting from the adoption of SFAS 123(R).

    Other Income and Expense

    The Company's other expense, net, for the second quarter of 2006 was $50.7 million, compared to $7.0 million in the second quarter of 2005. The expense increase was primarily due to the $49 million expense associated with the early retirement of J. Ray's $200 million 11 percent senior secured notes, partially offset by an $8.8 million improvement in net interest income/expense.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, construction, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that there are adverse changes in the industries in which we operate. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2005.

    Conference Call to Discuss 2006 Second Quarter Earnings Release

Date:           Monday, August 7, 2006, at 12:00 p.m. EST
                (11:00 a.m. CST)

Live Webcast:   Investor Relations section of Web site at
                www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                    McDERMOTT INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                         Three Months Ended       Six Months Ended
                              June 30,                 June 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                                         (Unaudited)
                          (In thousands, except per share amounts)

Revenues               $1,048,930    $509,650  $1,693,837    $945,609
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations      844,373     412,837   1,347,299     774,261
  (Gain) loss on asset
   disposals and
   impairments - net       (1,085)       (244)     14,921      (2,540)
  Selling, general and
   administrative
   expenses               101,841      50,400     168,835      97,489
----------------------------------------------------------------------
                          945,129     462,993   1,531,055     869,210
----------------------------------------------------------------------

Equity in Income of
 Investees                  7,340       7,398      14,887      17,269
----------------------------------------------------------------------

Operating Income          111,141      54,055     177,669      93,668
----------------------------------------------------------------------

Other Income
 (Expense):
  Interest income          12,467       5,490      20,002       8,399
  Interest expense         (7,108)     (8,923)    (17,411)    (18,619)
  IRS interest expense
   adjustment              (2,620)          -      10,590           -
  Increase in
   estimated cost of
   the B&W
     bankruptcy
      settlement                -      (6,355)          -      (5,887)
  Loss on early
   retirement of debt     (49,016)          -     (49,016)          -
  Other income
   (expense) - net         (4,438)      2,820      (5,999)      5,578
----------------------------------------------------------------------

                          (50,715)     (6,968)    (41,834)    (10,529)
----------------------------------------------------------------------

Income from Continuing
 Operations before
 Provision for
 (Benefit from) Income
 Taxes                     60,426      47,087     135,835      83,139

Provision for (Benefit
 from) Income Taxes        28,768     (33,612)     49,162     (19,126)
----------------------------------------------------------------------

Income from Continuing
 Operations                31,658      80,699      86,673     102,265

Income from
 Discontinued
 Operations                13,786         220      12,894       1,090
----------------------------------------------------------------------

Net Income                 45,444      80,919      99,567    $103,355
----------------------------------------------------------------------

Earnings per Common
 Share:
  Basic:
     Income from
      Continuing
      Operations            $0.29       $0.80       $0.80       $1.02
     Income from
      Discontinued
      Operations            $0.13       $0.00       $0.12       $0.01
     Net Income             $0.42       $0.80       $0.92       $1.03
  Diluted:
     Income from
      Continuing
      Operations            $0.28       $0.75       $0.77       $0.95
     Income from
      Discontinued
      Operations            $0.12       $0.00       $0.11       $0.01
     Net Income             $0.40       $0.75       $0.88       $0.96
----------------------------------------------------------------------


                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                         Three Months Ended       Six Months Ended
                              June 30,                 June 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                                  (Unaudited; In thousands)

REVENUES
  Offshore Oil and Gas
   Construction          $398,848    $349,742    $694,287    $633,189
  Government
   Operations             163,480     159,940     324,479     312,533
  Power Generation
   Systems                488,710           -     677,733           -
  Adjustments and
   Eliminations            (2,108)        (32)     (2,662)       (113)
----------------------------------------------------------------------
     TOTAL             $1,048,930    $509,650  $1,693,837    $945,609
----------------------------------------------------------------------

SEGMENT INCOME
  Offshore Oil and Gas
   Construction           $63,928     $30,189     $84,911     $58,207
  Government
   Operations              30,760      29,736      57,125      53,777
  Power Generation
   Systems                 25,233         262      52,785         385
----------------------------------------------------------------------
                          119,921      60,187     194,821     112,369
  Corporate                (8,780)     (6,132)    (17,152)    (18,701)
----------------------------------------------------------------------
     TOTAL               $111,141     $54,055    $177,669     $93,668
----------------------------------------------------------------------

  EQUITY IN INCOME
   (LOSS) OF INVESTEES
   (1)
  Offshore Oil and Gas
   Construction             $(715)      $(175)    $(1,381)      $(269)
  Government
   Operations               6,046       7,092      12,499      16,715
  Power Generation
   Systems                  2,009         481       3,769         823
----------------------------------------------------------------------
     TOTAL                 $7,340      $7,398     $14,887     $17,269
----------------------------------------------------------------------

  DEPRECIATION &
   AMORTIZATION (1)
  Offshore Oil and Gas
   Construction            $5,895      $7,023     $12,287     $13,738
  Government
   Operations               3,379       3,107       6,612       6,255
  Power Generation
   Systems                  4,859           -       6,538           -
  Corporate                   127         391         517       1,047
----------------------------------------------------------------------
     TOTAL                $14,260     $10,521     $25,954     $21,040
----------------------------------------------------------------------

  CAPITAL EXPENDITURES
  Offshore Oil and Gas
   Construction           $25,591      $2,274     $46,250     $14,604
  Government
   Operations               3,295       2,669       7,425       8,022
  Power Generation
   Systems                  6,252           -       8,107           -
  Corporate                   211         135       2,604         156
----------------------------------------------------------------------
     TOTAL                $35,349      $5,078     $64,386     $22,782
----------------------------------------------------------------------

  BACKLOG
  Offshore Oil and Gas
   Construction        $3,231,059    $934,415  $3,231,059    $934,415
  Government
   Operations           1,524,306   1,613,593   1,524,306   1,613,593
  Power Generation
   Systems              3,056,313           -   3,056,313           -
----------------------------------------------------------------------
     TOTAL             $7,811,678  $2,548,008  $7,811,678  $2,548,008
----------------------------------------------------------------------

(1) Included in Segment Income (Loss) above.


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                               June 30,   December 31,
                                                2006         2005
                                             ------------ ------------
                                             (Unaudited)
                                                   (In thousands)
Current Assets:
  Cash and cash equivalents                     $436,625      $19,263
  Restricted cash and cash equivalents            84,991      152,086
  Investments                                    238,270      384,202
  Accounts receivable - trade, net               500,445      232,236
  Accounts receivable from The Babcock &
   Wilcox Company                                      -        3,778
  Accounts and notes receivable -
   unconsolidated affiliates                      36,306       52,867
  Accounts receivable - other                     55,975       32,982
  Contracts in progress                          180,325       73,732
  Inventories                                     68,164          319
  Deferred income taxes                           78,055       32,131
  Assets held for sale                                 -       10,886
  Other current assets                            22,182        8,147
----------------------------------------------------------------------

  Total Current Assets                         1,701,338    1,002,629
----------------------------------------------------------------------

Restricted Cash and Cash Equivalents                   -        2,886
----------------------------------------------------------------------

Property, Plant and Equipment                  1,465,796    1,097,427
  Less accumulated depreciation                  997,921      779,694
----------------------------------------------------------------------

  Net Property, Plant and Equipment              467,875      317,733
----------------------------------------------------------------------

Investments                                      152,121      116,304
----------------------------------------------------------------------

Goodwill                                          88,791       12,926
----------------------------------------------------------------------

Deferred Income Taxes                            440,805       93,880
----------------------------------------------------------------------

Other Assets                                     330,129      121,928
----------------------------------------------------------------------

  TOTAL                                       $3,181,059   $1,668,286
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                             June 30,     December 31,
                                               2006           2005
                                               ----           ----
                                            (Unaudited)
                                                 (In thousands)

Current Liabilities:
  Notes payable and current maturities of
   long-term debt                              $12,406         $4,250
  Accounts payable                             307,195        110,970
  Accounts payable to The Babcock &
   Wilcox Company                                    -         11,429
  Accrued employee benefits                    113,563         81,196
  Accrued liabilities - other                  224,187        132,932
  Accrued contract cost                         73,144         56,566
  Advance billings on contracts                852,415        314,467
  Liabilities held for sale                          -          7,182
  U.S. and foreign income taxes payable         54,737         49,696
----------------------------------------------------------------------

     Total Current Liabilities               1,637,647        768,688
----------------------------------------------------------------------

Long-Term Debt                                  15,339        207,861
----------------------------------------------------------------------

Accumulated Postretirement Benefit
 Obligation                                     80,554         25,519
----------------------------------------------------------------------

Self-Insurance                                  82,368         60,989
----------------------------------------------------------------------

Pension Liability                              505,148        311,319
----------------------------------------------------------------------

Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                 660,308        117,990
----------------------------------------------------------------------

Deferred Babcock & Wilcox Company Pension
 Plan Spin-Off                                       -        150,136
----------------------------------------------------------------------

Other Liabilities                               74,735        109,082
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity (Deficit):
  Common stock, par value $1.00 per
   share, authorized 150,000,000 shares;
   issued 112,926,450 at June 30, 2006
   and 110,786,883 at December 31, 2005        112,926        110,787
  Capital in excess of par value             1,190,557      1,146,194
  Accumulated deficit                         (756,339)      (862,931)
  Treasury stock at cost, 3,056,301
   shares at June 30, 2006 and 3,082,644
   at December 31, 2005                        (59,775)       (56,496)
  Accumulated other comprehensive loss        (362,409)      (420,852)
----------------------------------------------------------------------

     Total Stockholders' Equity (Deficit)      124,960        (83,298)
----------------------------------------------------------------------

     TOTAL                                  $3,181,059     $1,668,286
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Six Months Ended
                                                        June 30,
                                                    2006        2005
                                                    ----        ----
                                                       (Unaudited)
                                                      (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                          $99,567  $103,355
----------------------------------------------------------------------
  Depreciation and amortization                      25,954    21,040
  Income of investees, less dividends                (3,149)   (6,261)
  (Gain) loss on asset disposals and
   impairments - net                                 14,921    (2,540)
  Gain on sale of business                          (13,786)        -
  Provision for (benefit from) deferred
   taxes                                             90,678   (50,065)
  Estimated loss on The Babcock & Wilcox
   Company bankruptcy settlement                          -     5,887
  Excess tax benefits from stock-based
   compensation                                     (13,163)        -
  Other                                              18,421    11,972
  Changes in assets and liabilities, net of
   effects of acquisitions and
   divestitures:
     Accounts receivable                            114,023     1,878
     Income taxes receivable                        (92,437)        -
     Net contracts in progress and advance
      billings                                      114,723    42,822
     Accounts payable                               (19,979)  (33,919)
     Income taxes                                    31,241     7,539
     Accrued and other current liabilities           (7,905)   (6,787)
     Accrued employee benefits                      (24,576)  (16,852)
     Other, net                                      (3,274)   (3,808)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES           331,259    74,261
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                         69,981    14,439
Purchases of property, plant and equipment          (64,386)  (22,782)
Purchases of available-for-sale securities         (917,884) (194,307)
Sales of available-for-sale securities              172,521     2,450
Maturities of available-for-sale securities         859,706   131,545
Proceeds from asset disposals                        21,549     8,690
Cash acquired from the reconsolidation of
 The Babcock & Wilcox Company                       164,200         -
Other                                                (2,549)   (4,657)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                         303,138   (64,622)
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                              592         -
Payment of long-term debt                          (236,941)  (12,734)
Issuance of common stock                             13,323     4,928
Payment of debt issuance costs                       (8,606)     (940)
Excess tax benefits from stock options
 exercised                                           13,163         -
Other                                                  (336)    1,210
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES              (218,805)   (7,536)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH              1,770       (44)
NET INCREASE IN CASH AND CASH EQUIVALENTS           417,362     2,059
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                              19,263   259,319
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $436,625  $261,378
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)              $31,516    $9,394
  Income taxes - net                                $21,811   $32,258
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
        SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION

        Presentation of combined results of operations ASSUMING
  B&W had been reconsolidated with McDermott at the beginning of the respective periods presented


                         Three Months Ended      Six Months Ended
                              June  30,              June  30,
                           2006       2005        2006       2005
                           ----       ----        ----       ----
                   (Unaudited; In thousands, except per share amounts)


Revenues                $1,048,930  $878,274   $1,952,104  $1,658,803

Operating Income          $111,141   $64,835     $179,347    $127,596

Net Income                 $45,444   $87,239     $101,359    $122,395

Diluted Earnings Per
 Share                       $0.40     $0.81        $0.89       $1.14

    CONTACT: McDermott International, Inc., Houston
             Investor Relations & Corporate Communications
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             or
             Robby Bellamy, 281-870-5165
             rbellamy@mcdermott.com